For Immediate Release

DataWave IR Contact	InComm Contact
Jody Burfening/Harriet Fried	Watson Nichols
Lippert/Heilshorn & Associates	wnichols@incomm.com
hfried@lhai.com	770.349.2309
(212) 838-3777
e-mail: info@datawave.ca

INCOMM AGREES TO ACQUIRE DATAWAVE FOR $0.62 PER SHARE

WAYNE, NJ—September 18, 2006—DataWave Systems Inc. (OTCBB: DWVS), the leading provider of prepaid and stored-value delivery systems in Canada with operations in the United States, has signed a definitive agreement to be acquired by InComm Holdings, a leading technology provider and distributor of prepaid products, for cash consideration of approximately $36 million. Under the terms of the agreement, signed Friday, September 15, 2006, InComm will pay approximately $0.62 in cash for each outstanding share of DataWave stock, based on approximately 57.9 million fully diluted shares outstanding, which calculates the exercise of options using the treasury method. The transaction, which has been approved by the boards of directors of both companies, is subject to DataWave shareholder approval and regulatory approval, and other customary closing conditions. The cash consideration payable to DataWave shareholders is subject to working capital adjustments and an indemnification holdback. The transaction is expected to close in the fourth quarter of 2006.

InComm recently completed several acquisitions in an effort to provide more products and services to its partners and their customers. InComm plans to integrate DataWave’s 10,000 retail locations and 6,000-plus point-of-sale-activation terminals located in Canada and the U.S. into its network of more than 145,000 retail locations, offering more products and services to more customers than ever before.

Upon closing DataWave will become a wholly-owned subsidiary of InComm. Josh Emanuel, DataWave chairman and chief executive officer, will remain as president of the InComm subsidiary.

“This transaction is the right move at the right time for both our shareholders and employees,” said Josh Emanuel, Chairman and Chief Executive Officer of DataWave. “It maximizes value for our shareholders by providing them with a mechanism to benefit from the forces of consolidation shaping the prepaid card industry. In addition, DataWave will now be able to take advantage of InComm’s larger platform and broader retail location footprint. We look forward to becoming part of InComm and to contributing to InComm’s continued strong growth and market leadership.”

“The addition of DataWave allows us to extend our product and service offerings to an even larger customer base,” said Brooks Smith, InComm President and CEO. “Bringing DataWave’s technology and management team into the InComm family will add more industry expertise and additional resources that we can dedicate toward emerging technologies. As an industry leader, it is important to us to continue to find new and better ways to streamline the buying process for our product providers, retail partners and consumers.”

About InComm

InComm is an innovator in prepaid products and point-of-sale technology specializing in retail prepaid services, subscriber services and payment solutions that are changing the way consumers purchase. InComm provides the most robust product portfolio in the industry including wireless airtime, financial debit cards, gift cards, music downloads, ring tones, games, long-distance cards, online games, broadband, digital television as well as bill payment solutions. InComm partners with consumer brand leaders around the world to provide more than 145,000 retail locations the products and services their customers demand. Since 1992, InComm’s patented technology has made the buying process easier for consumers while streamlining the selling process for product and retail partners. To learn more about InComm, visit www.incomm.com or call 1.800.352.3084. InComm is headquartered in Atlanta with offices in Canada, Colorado, Texas, Florida, New Jersey, Puerto Rico and the United Kingdom.

About DataWave (www.datawave.com)
DataWave has been an innovator and developer of prepaid and stored-value programs and merchandising solutions since it was founded in 1994. DataWave pioneered systems that allow for point-of-sale activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. These systems work equally well over the Internet, through intelligent freestanding vending machines and POSA terminals, or with various card activation devices, including cash registers.

Additional Information about the Merger

In connection with the proposed merger of DataWave and InComm Holdings, DataWave intends to file relevant materials with the SEC, including a proxy statement for a meeting of its shareholders. SHAREHOLDERS OF DATAWAVE ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by DataWave with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Shareholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger. This communication shall not constitute an offer or the solicitation of an offer to sell or buy any securities, nor the solicitation of any proxy, in any jurisdiction in which such offer, sale or solicitation would be unlawful under the securities laws of any such jurisdiction.

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect”, “believe”, “anticipate”, “may”, “will”, “plan”, “intend”, “estimate”, “could”, and other similar expressions are intended to identify these forward-looking statements. Examples of forward-looking statements in this release include the expected timing of closing the merger, including receiving shareholder and regulatory approval, and the amount and payment of the merger consideration. DataWave does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect current expectations of the approximate outcomes of the matters discussed. These statements by DataWave are subject to certain risks, including, among others, the ability of the parties to perform their obligations under the merger agreement, general economic conditions, reactions from customers and suppliers from the announcement of the merger, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

“DataWave” is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.